Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Rex Clevenger; Executive Vice President and Chief Financial Officer Universal Hospital Services, Inc. (952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES SECOND QUARTER 2007 RESULTS

Edina, Minn.--(BUSINESS WIRE)— August 14, 2007 – Universal Hospital Services, Inc. (“UHS”), the leader in medical equipment lifecycle services, today announced financial results for the quarter and six months ended June 30, 2007.

Total revenues were $65.6 million for the second quarter of 2007, representing a $10.5 million or 19% increase from total revenues of $55.1 million for the same period of 2006.  Through the first six months of 2007, revenues increased by 14% to $129.1 million, as compared to the same period of 2006.

Net loss for the quarter was $53.2 million, compared to a net loss of $0.2 million for the same quarter last year. For the first six months, UHS reported a net loss of $50.0 million versus net income of $3.4 million for the same period of 2006.   The 2007 period losses primarily reflect charges related to the sale of UHS to Bear Stearns Merchant Banking on May 31, 2007, and include transaction related expenses and debt extinguishment costs.

Second quarter Adjusted EBITDA was $22.8 million, representing a $3.3 million, or 17% increase from $19.5 million for the same period of 2006. Adjusted EBITDA for the first six months increased $5.6 million, or 13% to $48.0 million from $42.4 million in 2006.

"Our investments in people and technology to transition UHS to an equipment lifecycle services company are paying off," commented Gary Blackford, Chairman and CEO of UHS.  "Nineteen percent top line growth with the challenges our hospital customers are facing shows that we are bringing the solutions they are looking for -- cost savings, staff productivity and improved patient outcomes."

UHS will hold its quarterly conference call to discuss 2007 second quarter results on Wednesday, August 15, 2007, at 3:00 p.m. Eastern Time (2:00 p.m. Central Time).

To participate, call (888) 882-0114 and advise the operator you would like to participate in the UHS Second Quarter Call with Gary Blackford.  A taped replay of this call will be available from 5:00 p.m. Eastern Time on August 15 through 5:00 p.m. Eastern Time on August 22 by calling (800) 633-8284; enter reservation #21346321.

UHS will use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company's website at www.uhs.com in the “Financials” section, under “Presentations”.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is the leading medical equipment lifecycle services company.  UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue South, Suite 275
Edina, MN  55435
952-893-3200
www.uhs.com

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com
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Adjusted EBITDA Reconciliation.  Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management and board fees, gain on sale of Minneapolis district office, stock option expense, FAS 141 impact, loss on extinguishment of debt and transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles ("GAAP")) as a measure of performance, and are not representative of funds available for discretionary use due to UHS' financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS' debt covenant calculations, and Adjusted EBITDA is included because UHS' financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company's ability to service its long-term obligations, the company's ability to fund continuing growth, and the company's ability to continue as a going concern.  A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below (millions).

	2nd Quarter		YTD June
	2006	2007	2006	2007
Net cash provided by operating activities	$4.7	$(11.0)	$24.8	$8.3

Changes in operating assets and liabilities	7.2	5.0	2.3	2.5

Other and non-cash expenses	(1.1)	(30.2)	(2.1)	(31.3)

Income tax expense	0.2	(1.3)	0.4	(1.1)

Interest expense	7.9	9.5	15.7	17.6

EBITDA	18.9	(28.0)	41.1	(4.0)
Management and board fees	0.2	0.3	0.5	0.6
Gain on sale of Minneapolis district office	-	(0.7)	-	(0.7)
Stock option expense	0.4	1.2	0.8	1.6
FAS 141 impact	-	0.2	-	0.2
Loss on extinguishment of debt	-	23.4	-	23.4
Transaction and related costs	-	26.4	-	26.9

Adjusted EBITDA	$19.5	$22.8	$42.4	$48.0

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties.  The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission.